                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 December 13, 2001
                ------------------------------------------------
                Date of Report (date of earliest event reported)



                                  Med Diversified, Inc.
              ----------------------------------------------------
              Exact name of Registrant as Specified in its Charter



          Nevada                    1-15587                  84-1037630
---------------------------     ---------------     ---------------------------
State or Other Jurisdiction     Commission File     IRS Employer Identification
     of Incorporation                Number                   Number


          200 Brickstone Square, Suite 403, Andover, MA 01810
          -------------------------------------------------------------
           Address of Principal Executive Offices, Including Zip Code



                                 (978) 323-2500
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code

                              INCLUDED INFORMATION

ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

On November 28, 2001, Med Diversified (former name was e-MedSoft.com), ("Med Diversified"), issued a press release announcing the results of its tender offer ("Offer") for all of the shares of Tender Loving Care Health Care Services, Inc. ("TLCS"). The Offer expired at 12:00 midnight New York City time, on Tuesday, November 27, 2001. A copy of the press release issued by Med Diversified on November 28, 2001 providing the initial results of the Offer was previously filed in Exhibit 99.1 together with the initial filing on Form 8-K on December 13, 2001.

Based on information provided by The Bank of New York, the depositary for the Offer, as of December 12, 2001, 10,383,077 shares ("Shares") or approximately 87.8% of the outstanding shares of TLCS have been tendered and cancelled by American Stock Transfer, TLCS' transfer agent. Each validly tendered share has received or will receive $1.00 per share.

Pursuant to the merger agreement among Med Diversified, TLC Acq. Corporation, a wholly owned subsidiary of Med Diversified ("Purchaser") and TLCS, dated as of October 18, 2001 ("Merger Agreement"), because Purchaser had acquired greater than 75% of the outstanding shares, on December 12, 2001 Purchaser exercised its option to acquire from TLCS an additional 2,800,000 shares of common stock of TLCS at an exercise price of $1.00 per share ("Top-Up Option Shares"). A copy of the Top-Up Exercise Notice was previously filed in Exhibit 99.2 together with the initial filing on Form 8-K on December 13, 2001. The Top-Up Option Shares, when added to the Shares previously acquired, gives the Purchaser 13,183,077, or approximately 90.17%, of the total outstanding shares of TLCS.

Further, pursuant to the Merger Agreement, Med Diversified intends to merge Purchaser with and into TLCS ("Merger"), to become effective as soon as practicable. In connection with the Merger, each share of TLCS stock owned by Med Diversified or Purchaser, or any wholly owned subsidiary of Parent or TLCS, or held in treasury by TLC, will be canceled and retired, and all other shares of TLCS stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted automatically into the right to receive $1.00 in cash per share, subject to any appraisal rights. Upon completion of the Merger, TLCS' stock will no longer be registered and will no longer be publicly traded.

Additionally, on August 6, 2001, Med Diversified acquired all of the outstanding stock of Chartwell Diversified Services, Inc. for which relevant information is included in the pro forma financial statements, herein.


ITEM 3:  BANKRUPTCY OR RECEIVERSHIP

         Not Applicable

ITEM 4:  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Not Applicable

ITEM 5.    OTHER EVENTS

         Not Applicable

ITEM 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS

         Not Applicable

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) FINANCIAL INFORMATION OF BUSINESSES ACQUIRED. The following consolidated financial statements for Tender Loving Care Health Care Services, Inc. ("TLCS")as of February 28, 2001 and February 29, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended February 28, 2001 together with the Independent Auditors' Report thereon:



                                      INDEX
                                                                          PAGE

  Report of Independent Public Accountants                                  4

  Consolidated Balance Sheets - February 28, 2001
    and February 29, 2000                                                   5

  Consolidated Statements of Operations for the fiscal years ended
    February 28/29, 2001, 2000 and 1999                                     6

  Consolidated Statements of Stockholders' Equity
    for the period March 1, 1998 through February 28, 2001                  7

  Consolidated Statements of Cash Flows for the fiscal years ended
    February 28/29, 2001, 2000 and 1999                                     8

  Notes to Consolidated Financial Statements for the period
    ended February 28, 2001                                                 9

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Tender Loving Care Health Care Services, Inc.:

We have audited the accompanying consolidated balance sheets of Tender Loving Care Health Care Services, Inc. (the "Company") as of February 28, 2001 and February 29, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended February 28, 2001. Our audits also included the financial statement schedule listed in the Table of Contents. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tender Loving Care Health Care Services, Inc. and subsidiaries at February 28, 2001 and February 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 (a) to the consolidated financial statements, the Company's continued losses from operations, working capital deficiency, accumulated deficit, and cash used in operating activities raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 10 (a). The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Deloitte & Touche, LLP



Jericho, New York
September 13, 2001

         TENDER LOVING CARE HEATLH CARE SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              FEBRUARY 28,    FEBRUARY 29,
                                                                  2001            2000
                                                              -------------   -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   4,955       $   9,299
  Accounts receivable, net of allowance for doubtful
    accounts of $10,500 and $5,900, respectively............       71,425          55,221
  Prepaid expenses and other current assets.................        2,860           3,056
                                                                ---------       ---------
Total current assets........................................       79,240          67,576
FIXED ASSETS, net of accumulated depreciation of $8,434 and
  $6,054, respectively......................................       16,338          18,243
GOODWILL, net of accumulated amortization of $8,789 and
  $8,983, respectively......................................        5,307           4,489
OTHER ASSETS................................................        2,139           3,203
                                                                ---------       ---------
TOTAL.......................................................    $ 103,024       $  93,511
                                                                =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $  12,553       $  16,055
  Accrued expenses..........................................        8,462           7,729
  Accrued payroll and payroll related expenses..............       21,732          22,996
  Current portion of Medicare and Medicaid liabilities......       10,713          10,401
  Current portion of long-term debt.........................       72,924          44,249
                                                                ---------       ---------
Total current liabilities...................................      126,384         101,430
LONG-TERM DEBT..............................................        9,736          14,974
LONG-TERM MEDICARE AND MEDICAID LIABILITIES.................       46,357          43,936
OTHER LIABILITIES...........................................        2,531           3,162
                                                                ---------       ---------
TOTAL LIABILITIES...........................................      185,008         163,502
                                                                ---------       ---------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common Stock -- $.01 par value; 50,000,000 shares
    authorized; 11,809,653 outstanding at February 28, 2001
    and February 29, 2000...................................          118             118
  Additional paid-in capital................................       50,981          50,921
  Accumulated deficit.......................................     (133,083)       (121,030)
                                                                ---------       ---------
Total stockholders' equity (deficit)........................      (81,984)        (69,991)
                                                                ---------       ---------
TOTAL.......................................................    $ 103,024       $  93,511
                                                                =========       =========

                 See notes to consolidated financial statements

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEARS ENDED
                                                            ------------------------------------------
                                                            FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                                2001           2000           1999
                                                            ------------   ------------   ------------
CONTINUING OPERATIONS:
TOTAL REVENUES............................................    $240,089       $255,689       $312,531
                                                              --------       --------       --------
OPERATING EXPENSES:
  Service costs...........................................     135,081        157,273        200,009
  General and administrative expenses.....................      98,596        101,949        123,817
  Medicare and Medicaid audit adjustments.................          --             --         29,000
  Restructuring costs.....................................          --             --         20,334
                                                              --------       --------       --------
Total operating expenses, excluding depreciation and
  amortization............................................     233,677        259,222        373,160
                                                              --------       --------       --------
Income (loss) before interest, depreciation amortization
  and income taxes........................................       6,412         (3,533)       (60,629)
Depreciation and amortization.............................       4,615          4,612          4,360
                                                              --------       --------       --------
Operating income (loss)...................................       1,797         (8,145)       (64,989)
                                                              --------       --------       --------
INTEREST AND OTHER EXPENSES:
  Interest expense........................................      15,081          6,605          1,446
  Interest income.........................................        (669)          (785)          (986)
  Other (income) expense, net.............................        (662)         2,411            126
                                                              --------       --------       --------
Total interest and other expenses.........................      13,750          8,231            586
                                                              --------       --------       --------
(Loss) from continuing operations before income taxes.....     (11,953)       (16,376)       (65,575)
PROVISION FOR INCOME TAXES................................         100            100          6,111
                                                              --------       --------       --------
NET (LOSS) FROM CONTINUING OPERATIONS.....................     (12,053)       (16,476)       (71,686)
                                                              --------       --------       --------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (NET OF INCOME
  TAXES)..................................................          --          1,430         (1,400)
                                                              --------       --------       --------
Net (loss)................................................    $(12,053)      $(15,046)      $(73,086)
                                                              ========       ========       ========
INCOME (LOSS) PER COMMON SHARE -- BASIC:
  Income (loss) from continuing operations................    $  (1.02)      $  (1.39)      $  (6.19)
  Income (loss) from discontinued operations..............          --           0.12          (0.12)
                                                              --------       --------       --------
Net (loss)................................................    $  (1.02)      $  (1.27)      $  (6.31)
                                                              ========       ========       ========
INCOME (LOSS) PER COMMON SHARE -- DILUTED:
  Income (loss) from continuing operations................    $  (1.02)      $  (1.39)      $  (6.19)
  Income (loss) from discontinued operations..............          --           0.12          (0.12)
                                                              --------       --------       --------
Net (loss)................................................    $  (1.02)      $  (1.27)      $  (6.31)
                                                              ========       ========       ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic...................................................      11,810         11,810         11,581
                                                              ========       ========       ========
  Diluted.................................................      11,810         11,810         11,581
                                                              ========       ========       ========

                 See notes to consolidated financial statements

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                              COMMON STOCK        PREFERRED   ADDITIONAL
                                          ---------------------     STOCK      PAID-IN     ACCUMULATED
                                            SHARES      AMOUNT     CLASS A     CAPITAL       DEFICIT      TOTAL
                                          ----------   --------   ---------   ----------   -----------   --------
Balances, March 1, 1998.................  12,032,802     $120       $  1       $ 73,812     $ (35,564)   $ 38,369

Additional common stock in connection
  with a 1987 acquisition -- SBLI.......      13,468       --                                                  --
Exercise of common stock warrants --
  SBLI..................................      10,000       --                        35                        35
Purchase and retirement of common stock
  -- SBLI...............................  (2,544,030)     (25)                   (4,745)                   (4,770)
Conversion of preferred stock into
  common stock -- SBLI..................   2,134,910       21         (1)          (219)                     (199)
Common stock issued -- employee stock
  purchase plan -- SBLI.................     162,540        2                       290                       292
Net (loss)..............................                                                      (73,086)    (73,086)
                                          ----------     ----       ----       --------     ---------    --------
Balances, February 28, 1999.............  11,809,690      118         --         69,173      (108,650)    (39,359)

Distribution of net assets of
  discontinued operations...............                              --        (18,252)        2,666     (15,586)
Fractional shares paid in cash..........         (37)      --
Net (loss)..............................                                                      (15,046)    (15,046)
                                          ----------     ----       ----       --------     ---------    --------
Balances, February 29, 2000.............  11,809,653      118         --        50, 921      (121,030)    (69,991)

Issuance of warrants....................                                             60                        60
Net (loss)..............................                                                      (12,053)    (12,053)
                                          ----------     ----       ----       --------     ---------    --------
Balances, February 28, 2001.............  11,809,653     $118       $ --       $ 50,981     $(133,083)   $(81,984)
                                          ==========     ====       ====       ========     =========    ========

                 See notes to consolidated financial statements

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                             YEARS ENDED
                                                              ------------------------------------------
                                                              FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                                  2001           2000           1999
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss)................................................   $ (12,053)     $ (15,046)     $ (73,086)
  Adjustments to reconcile net (loss) to net cash provided
    by (used in) operations:
    Depreciation and amortization of fixed assets...........       3,996          4,057          3,742
    Amortization of intangibles and other assets............         619            555            618
    (Income) loss from discontinued operations..............          --         (1,430)         1,400
    Write-off of goodwill and intangible assets.............         321            392         16,327
    Write-off of investments and other assets...............          --            320          1,724
    Write-off of fixed assets...............................         181          2,814            911
    Increase (decrease) in other long term liabilities......        (631)        (2,253)         5,100
    Allowance for doubtful accounts.........................       4,600            816          1,849
    Income tax refund received..............................          --          1,733             --
    Deferred income taxes...................................          --             --          6,952
    Gain on sale of assets..................................        (461)        (1,162)        (1,148)
  Change in operating assets and liabilities:
    Accounts receivable.....................................     (20,804)        (8,153)        10,005
    Prepaid expenses and other current assets...............        (145)        (1,495)          (183)
    Accounts payable........................................      (3,353)         2,821          1,567
    Accrued payroll and other accrued expenses..............      (1,536)        (2,191)        (2,799)
    Increase (decrease) in Medicare and Medicaid audit
      liabilities...........................................      (6,738)        (2,635)        28,092
    Increase (decrease) in PIP liability....................       9,471           (309)        14,364
    Other assets............................................       1,064            (19)           126
                                                               ---------      ---------      ---------
Net cash provided by (used in) operating activities.........     (25,469)       (21,185)        15,561
                                                               ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets..................................      (2,272)        (4,395)        (4,554)
  Proceeds from disposals of assets.........................         740          1,127            576
  Acquisitions, net of cash acquired........................          --             --         (2,728)
                                                               ---------      ---------      ---------
Net cash used in investing activities.......................      (1,532)        (3,268)        (6,706)
                                                               ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Employee Stock Purchase Plan................          --             --            292
  Proceeds from exercise of stock options...................          --             --             35
  Payoff of revolving line of credit........................          --        (18,147)            --
  Purchase and retirement of common stock...................          --             --         (4,770)
  Increase in borrowings under revolving line of credit.....          --         14,685          1,154
  Proceeds from credit facility.............................      27,317         38,377             --
  Proceeds from note payable................................       1,000             --             --
  Payment of notes payable and other long-term
    liabilities.............................................      (5,660)        (2,486)        (5,282)
                                                               ---------      ---------      ---------
Net cash provided by (used in) financing activities.........      22,657         32,429         (8,571)
                                                               ---------      ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (4,344)         7,976            284
CASH/CASH EQUIVALENTS, BEGINNING OF PERIOD..................       9,299          1,323          1,039
                                                               ---------      ---------      ---------
CASH/CASH EQUIVALENTS, END OF PERIOD........................   $   4,955      $   9,299      $   1,323
                                                               =========      =========      =========
SUPPLEMENTAL DATA:
  Cash paid for:
    Interest................................................   $  15,506      $   5,132      $     891
                                                               =========      =========      =========
    Income taxes, net.......................................   $     (32)     $  (1,901)     $   2,287
                                                               =========      =========      =========
Fixed assets purchased through capital lease agreements.....   $      --      $      --      $   9,800
                                                               =========      =========      =========
Acquisition of businesses through issuance of notes
  payable...................................................   $     250      $     310      $     760
                                                               =========      =========      =========

                 See notes to consolidated financial statements

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Tender Loving Care Health Care Services, Inc. ("TLCS" or the "Company") is a leading provider of home health care services. The Company provides a full range of licensed professional and paraprofessional health care personnel services, which include services rendered by registered nurses, licensed practical nurses, home health aides, nurses aides and personal care aide services. Its licensed personnel provide skilled nursing services, including cardiac care, pulmonary management, wound care, behavioral health care, infusion therapy, hospice support and extensive patient and family health care counseling. The Company's paraprofessional services include home health aide services and other unlicensed personnel services to assist with activities of daily living, such as bathing, dressing and grooming.

SPIN-OFF TRANSACTION

    On October 20, 1999 ("the spin-off date"), TLCS began operations as an independent, publicly traded company resulting from the spin-off of the home health care operations previously owned by Staff Builders, Inc. ("SBLI")("the spin-off"). The spin-off was accomplished by TLCS acquiring 100% of the outstanding capital stock of the SBLI subsidiaries engaged in the home health care business with a pro rata distribution made to SBLI stockholders of all of the shares of TLCS common stock owned by SBLI ("the Distribution"). The Distribution was made by issuing one share of TLCS common stock for every two shares of SBLI Class A and Class B common stock which were outstanding on October 12, 1999 ("the Record Date"). Based upon the 23,619,388 shares of SBLI common stock which were outstanding on the Record Date, 11,809,694 shares of TLCS common stock were distributed to holders of SBLI Class A and Class B common stock. All references to shares outstanding prior to the spin-off date have been retroactively adjusted for the spin-off. Since the spin-off date, TLCS and SBLI have been separate, stand-alone companies with TLCS operating the home health care business segment and SBLI operating the supplemental staffing business segment. TLCS' common stock is listed on the OTC Bulletin Board System under the symbol "TLCS". References to the "Company" may indicate the home health care operations operated by TLCS subsequent to the spin-off date or operated by SBLI prior thereto.

    The spin-off was reported as a reverse spin-off for financial statement purposes because a greater proportion of the former assets and operations of SBLI are held by TLCS after the spin-off. Therefore, the spin-off has been reflected for financial statement purposes as if TLCS was the continuing company and the stock of SBLI was distributed as a dividend to TLCS stockholders. The TLCS financial statements reflect the financial position and results of operations of the home health care segment as continuing operations and the financial position and results of operations of the supplemental staffing segment now owned by SBLI as discontinued operations.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of TLCS and its wholly-owned subsidiaries. The financial information contained in the accompanying financial statements

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reflect fiscal years ended on February 28/29. All material intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform with the fiscal 2001 presentation.

    A substantial portion of the Company's service revenues are derived under a form of franchising pursuant to a license agreement under which independent companies or contractors represent the Company within a designated territory. These licensees assign Company personnel including registered nurses, therapists and home health aides to service the Company's clients using the Company's trade names and service marks. The Company pays and distributes the payroll for the direct service personnel who are all employees of the Company, administers all payroll withholdings and payments, bills the customers and receives and processes the accounts receivable. The licensees are responsible for providing an office and paying related expenses for administration including rent, utilities and costs for administrative personnel.

    The Company owns all necessary health care related permits and licenses and, where required, certificates of need for operation of licensee offices. The revenues generated by the licensees along with the related accounts receivable belong to the Company. The revenues and related direct costs are included in the Company's consolidated service revenues and operating costs.

    The Company pays a distribution or commission to the licensees based on a defined formula of gross profit generated. Generally, the Company pays the licensees 60% of the gross profit attributable to the operations of the franchise. There is no payment to the licensees based solely on revenues.

    For fiscal 2001, 2000 and 1999, total distributions or commissions paid to licensees of approximately $23.6 million, $24.9 million and $38.3 million, respectively, were included in the Company's general and administrative expenses.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.

FIXED ASSETS

    Fixed assets, consisting of equipment (primarily computer hardware and software), furniture and fixtures, and leasehold improvements, are stated at cost and depreciated from the date placed into

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) service over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of the related assets are generally five to ten years.

GOODWILL

    The excess of the purchase price and related acquisition costs over the fair market value of the net assets of the businesses acquired is amortized on a straight-line basis over their estimated useful lives.

    The Company continually reviews long-lived assets for impairment and, if impaired, remeasures the assets at fair value, whenever events or changes in business circumstances indicate that the carrying value of such assets may not be recoverable. Indicators which reflect the existence of impairment to the carrying value of goodwill include adverse regulatory and reimbursement developments, cash flow deficits, a decrease in historic and anticipated revenue and operating results and a decrease in the fair value of some or all assets. Where negative indicators were present, the carrying value of goodwill and other long-lived assets were reviewed to determine if the assets will be recoverable, based on undiscounted estimated cash flows. In connection with the Company's review in fiscal 1999, the Company determined that goodwill was not recoverable based on undiscounted estimated cash flows. Accordingly, the carrying value of the goodwill had been reduced to estimated fair value as required by FAS 121. The Company reduced the carrying value of goodwill by approximately 75% over the two fiscal years ended February 28, 1999 to reflect these impairment indicators. In the fourth quarter of fiscal 1999, the Company wrote off $15.3 million of goodwill and intangible assets. These amounts primarily resulted from the Company's assessment of the adverse change in health care reform.

    As a result of the factors related to the home health care industry, including industry consolidation, changing third-party reimbursement requirements and an uncertain regulatory environment, the Company reduced the useful life of goodwill in fiscal 2000 from forty years to twenty years, effective March 1, 1999. Amortization expense increased by approximately
$300 thousand in fiscal 2000 as a result of the decrease in useful lives, offset by a decrease of $300 thousand resulting from the fiscal 1999 write-off of goodwill.

REVENUE RECOGNITION

    The Company recognizes revenue on the accrual basis as the related services are provided to customers. The Company's earnings process is completed as each hour of service or home care visit is rendered. Revenues are recorded net of contractual or other allowances to which customers are entitled. Employees assigned to particular customers may be changed at the customer's request or at the Company's initiation. In addition, for financial reporting purposes, a provision for uncollectible and doubtful accounts is provided for amounts billed to customers which may ultimately be uncollectible due to billing errors, documentation disputes or the customer's inability to pay.

    Under PPS, which became effective for the Company on October 1, 2000, the Company is paid for its services provided to each Medicare patient based upon an amount determined at the beginning of each 60-day episode of care. Such amount is calculated according to the HHRG (see "Regulatory Developments in the Home Health Care Industry.") The Company records such revenue based upon

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the applicable HHRG. Prior to October 1, 2000, the Company's Medicare revenues were generated under the IPS which was in effect from March 1, 1998 until September 30, 2000. Under IPS, Medicare reimbursed the Company for covered items and services at the lower of the Company's cost as determined by Medicare, cost limits established by the Federal government, or the amount charged by the Company.

    Revenues generated from the sales of licenses and initial license fees are recognized upon signing of the license agreement, if collectibility of such amounts is reasonably assured, since the Company has performed substantially all of its obligations under its licensee agreements by such date. In circumstances where a reasonable basis does not exist for estimating collectibility of the proceeds of the sales of licenses and initial license fees, such amounts are deferred and recognized as collections are made, utilizing the cost recovery method, or until such time that collectibility is reasonably assured.

INCOME TAXES

    Deferred income taxes result from timing differences between financial and income tax reporting which primarily include the deductibility of certain expenses in different periods for financial reporting and income tax purposes. A valuation allowance is provided against net deferred tax assets unless, in management's judgment, it is more likely than not that such deferred tax asset will be realized.

EARNINGS (LOSS) PER SHARE

    The basic net earnings (loss) per share is computed using weighted average number of common shares outstanding for the applicable period. The diluted earnings (loss) per share is computed using the weighted average number of common shares plus common equivalent shares outstanding, except if the effect on the per share amounts of including equivalents would be anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, notes receivable from licensees, long-term debt and other liabilities approximate fair value.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

    Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") provides standards which require publicly held companies to report about operating segments in annual financial statements. All of the Company's operating locations offer home health care services and, for financial reporting purposes, such operations are aggregated in one reportable segment. Consequently, SFAS
No. 131 has no effect on the Company's consolidated financial statement disclosure.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, ("SFAS 133"), which becomes effective for the Company's consolidated financial statements for periods beginning March 1, 2001, (as amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF SFAS 133 and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES). These statements establish accounting and reporting standards requiring that derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value. These statements require that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Management believes the adoption of this statement will not have a material effect on the Company's consolidated financial statements.

2.  DISCONTINUED OPERATIONS

    Discontinued operations represent the supplemental staffing services business of SBLI which are included in the Company's results of operations prior to the spin-off date of October 20, 1999 (see Note 1). Substantially all of the revenues and expenses related to the discontinued operations have been historically segregated on a specifically identified basis. However, certain allocations of assets, liabilities and expense were made related to discontinued operations. In the opinion of management, such allocations were made to the discontinued operations in a reasonable and consistent basis using management's estimate of services provided to the discontinued operations by TLCS.

    As of the spin-off date, TLCS distributed the net assets of the discontinued operations aggregating $15.6 million. Such amount includes the net assets of the discontinued operations as of February 28, 1999 of $13.3 million, the net income from discontinued operations of $1.4 million for the period March 1, 1999 to October 20, 1999 and $0.9 million of expenses incurred by the Company on behalf of the discontinued operations, prior to the spin-off, for which the related debt was forgiven. Subsequent to the spin-off date, the Company has incurred expenses on behalf of SBLI of approximately $440 thousand of which $200 thousand is unpaid as of February 28, 2001.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

2.  DISCONTINUED OPERATIONS (CONTINUED)
    The results of operations of the SBLI supplemental staffing business are included in the statements of operations as "Income (loss) from discontinued operations" and are summarized as follows:

                                                             FEBRUARY 29/28,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
                                                             (A)
Net revenues.............................................  $96,250    $126,025
Service costs............................................   74,252      99,803
General and administrative expenses......................   18,086      22,614
                                                           -------    --------
Operating profit.........................................    3,912       3,608
Interest expense, net....................................      117       2,712
Depreciation and amortization............................      415         906
Other (income) expense, net..............................    1,066         468
                                                           -------    --------
Income (loss) before income taxes........................    2,314        (478)
Income tax provision.....................................      884         922
                                                           -------    --------
Net income (loss)........................................  $ 1,430    $ (1,400)
                                                           =======    ========

------------------------

(a) Includes the results of discontinued operations through the spin-off date of October 20, 1999.

3.  HEALTH CARE REFORM AND RELATED RESTRUCTURING COSTS

    Effective October 1, 2000, the Federal Health Care Financing Administration ("HCFA") enacted a new payment methodology, a Prospective Payment System ("PPS"), for providers of Medicare home health services. Enacted under the Balanced Budget Act of 1997 ("BBA"), PPS replaced the traditional cost based reimbursement system. Under PPS, a base amount is paid for each 60-day episode of care for services provided to each eligible Medicare beneficiary. The amount is calculated according to a HCFA standard formula, the home health resource group ("HHRG"), which measures three dimensions of care: clinical, functional status and service utilization. Home health care providers now have an opportunity to generate profits under PPS if costs are contained under the per-episode payment amounts.

    Under PPS, the Company bills Medicare for each 60-day episode of care. The Company is permitted to submit the bill after the first patient visit within the episode period has been made. The Company should receive 60% of such billing (50% for subsequent episodes of care) within approximately two weeks after Medicare has received the bill. After the 60-day episode has ended, the Company renders a final bill for the entire episode. Generally, the Company expects to receive payment of the remaining 40% or 50% of its bill from Medicare approximately two weeks after the final bill is rendered. Medicare fiscal intermediaries are implementing new systems which may result in slower payments than otherwise anticipated. All final billing must be received by Medicare within the later of 60 days after the end of the episode or 60 days after the initial 60%/50% payment date, to enable timely collection of all amounts receivable and retention of amounts received to date for each

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

3. HEALTH CARE REFORM AND RELATED RESTRUCTURING COSTS (CONTINUED) episode of care. Otherwise, the Company must resubmit billing for the completed episode to collect the respective entire amount receivable. Approximately 55% of the Company's revenues reflect services provided to Medicare patients.

    In fiscal 1999, management evaluated the carrying value of the Company's goodwill and intangible assets in light of the impact of IPS, then existing home health care industry conditions and the effects thereof on the Company's operations. Such valuation considered, among other factors, the additional operating losses generated during the third and fourth quarters of fiscal 1999. During the third quarter ended November 30, 1998, the Company experienced losses in some locations as a result of not being able to reduce the number of visits required by its patients and to contain the related costs as mandated by the restrictive guidelines of the IPS enacted in connection with the BBA and reductions in home care payments by other home health care payor sources. The Company reacted by closing certain branches and converted many licensee operated locations to company-owned locations. Upon the closure or sale of locations, the goodwill associated with those locations was written off. Subsequent to November 30, 1998, the Company continued to experience operating difficulties like many other companies in the home health care industry. Accordingly, there was a decline in the value of such businesses. Based upon the foregoing factors, in the fourth quarter ended February 28, 1999, the Company evaluated the net carrying value of goodwill based upon the net present value of future cash flows in accordance with the requirements of SFAS No. 121. As a result, a write-down in goodwill of approximately $15.3 million was recorded in the fourth quarter of fiscal 1999. The Company's actions to increase operational efficiencies, close unprofitable locations and to terminate certain licensee locations, represented a furtherance of a restructuring plan necessitated out of continuing losses and a deteriorating business climate within the home health care industry. The fiscal 1999 net (loss) included $29.0 million of Medicare and Medicaid audit adjustments and restructuring costs of $20.3 million.

    A summary of the fiscal 1999 restructuring costs is as follows (in millions of dollars):

                                                               YEAR ENDED
                                                              FEBRUARY 28,
                                                                  1999
                                                              ------------
Write-off of goodwill and intangible assets.................      $15.3
Employee severance and reduction in size....................        0.8
Write-down of home health care related investments and
  receivables...............................................        0.9
Accrued litigation related costs............................        2.2
Receivables from converted licensee locations...............        1.1
                                                                  -----
Total restructuring costs...................................      $20.3
                                                                  =====

    As of February 28, 2001, all amounts provided have either been recorded as direct write-downs of assets or expended from the reserves, except for a portion of the remaining accrued litigation related costs described in Note 13.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

4.  ACQUISITIONS

    Over the past several years the Company made acquisitions for which consideration was paid in cash, the issuance of notes payable and the assumption of certain liabilities. The transactions were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition. There were no significant acquisitions made during fiscal 2001 or 2000.

    In fiscal 1999, the Company acquired the rights to 18 home health care locations previously operated by licensees for aggregate consideration of $3.7 million which included cash paid of $2.1 million, liabilities assumed of $800 thousand and the write-off of notes receivable of $800 thousand. Additionally, the Company acquired ten home health care businesses for aggregate consideration of approximately $800 thousand, including cash paid of $600 thousand and liabilities assumed of $200 thousand. The effect of the fiscal 1999 acquisitions on revenue, net loss and net loss per share on an unaudited pro forma basis for fiscal 1999 is not material.

5. FIXED ASSETS

    Fixed assets consist of the following:

                                                              FEBRUARY 28/29,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
Computer equipment and software...........................  $22,341    $21,276
Office equipment, furniture and fixtures..................    1,450      1,780
Leasehold improvements....................................      875      1,135
Land and buildings........................................      106        106
                                                            -------    -------
Total, at cost............................................   24,772     24,297
Less accumulated depreciation and amortization............   (8,434)    (6,054)
                                                            -------    -------
Fixed assets, net.........................................  $16,338    $18,243
                                                            =======    =======

    Computer equipment and software includes approximately $15.4 million for additions made during the three fiscal years ended February 2001. Approximately $8.5 million of this cost is pursuant to a six-year lease agreement which requires payments aggregating $15.0 million through December 2004 (see
Note 10). In fiscal 2000, the Company wrote-off the net book value of approximately $2.8 million for equipment which was replaced by the new software and equipment.

    During fiscal 1999, the Company wrote off fixed assets relating to closed locations and obsolete computer equipment. During fiscal 2001, 2000 and 1999, the Company wrote off fully depreciated fixed assets of approximately
$1.1 million, $1.7 million and $1.4 million, respectively. During fiscal 2001 and 2000, the write off of net fixed assets relating to closed or sold locations was immaterial.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

6.  GOODWILL

    Goodwill consists of the following:

                                                              FEBRUARY 28/29,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
Gross cost................................................  $14,096    $13,472
Accumulated amortization..................................   (8,789)    (8,983)
                                                            -------    -------
Net.......................................................  $ 5,307    $ 4,489
                                                            =======    =======

    The above amounts are net of write-offs of goodwill and intangibles of approximately $300 thousand, $400 thousand and $15.3 million in fiscal 2001, 2000 and 1999, respectively.

    The write-off of goodwill in fiscal 2001 and 2000 were related to the sale of twelve locations. The related amounts were recorded as a reduction of the gain on sale of assets, included in Other (Income) Expense, net. The write-offs of goodwill and intangible assets in fiscal 1999 resulted from the Company's assessment of the adverse impact of health care reform for which relevant indicators reflected the existence of impairment to the carrying values of long-lived assets.

7.  ACCRUED EXPENSES

    Accrued expenses include $4,922 and $1,603 at February 28, 2001 and February 29, 2000, respectively, of accrued distributions payable to licensees.

8.  ACCRUED PAYROLL AND PAYROLL RELATED EXPENSES

    Accrued payroll and payroll related expenses consist of the following:

                                                              FEBRUARY 28/29,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
Accrued payroll...........................................  $ 6,484    $ 5,718
Accrued insurance.........................................   13,332     14,906
Accrued payroll taxes.....................................    1,512      1,470
Other.....................................................      404        902
                                                            -------    -------
Total.....................................................  $21,732    $22,996
                                                            =======    =======

    Beginning in January 1999, the Company maintained most of its health insurance coverage under a self-insured policy with stop-loss coverage. Health insurance consists of coverage for medical and prescription drug costs. Stop-loss coverage is maintained under specific excess loss insurance with a deductible of $100 per family and a specific reimbursement maximum of $900 thousand per covered person. Essentially, the Company is responsible for the first $100 in claims per covered family, and then each family member is covered for the balance of claims up to $1.0 million.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

9.  MEDICARE AND MEDICAID LIABILITIES

    Medicare and Medicaid liabilities include amounts payable or estimated to be payable to Federal or state government agencies as a result of the Company's participation in Medicare and Medicaid programs. These amounts consist of the following:

                                                            FEBRUARY 28/29,
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
Medicare:
Periodic interim payment ("PIP") liability (a)..........  $ 28,121   $ 18,649
Completed audits (b)....................................    15,051     12,451
Audits in process or not yet conducted (c)..............     8,000     15,000
                                                          --------   --------
                                                            51,172     46,100
                                                          --------   --------
Medicaid (d):
Completed assessments (e)...............................     4,400      4,600
Assessments in process or not yet conducted (f).........     1,498      3,637
                                                          --------   --------
                                                             5,898      8,237
                                                          --------   --------
Total...................................................    57,070     54,337
Less current portion....................................   (10,713)   (10,401)
                                                          --------   --------
Long-term Medicare and Medicaid liabilities.............  $ 46,357   $ 43,936
                                                          ========   ========

------------------------

(a) PIP liability represents amounts received from Medicare in excess of the Company's related volume of business. For periods prior to October 2000, the Company received regular bi-weekly payments based on past Medicare activity of participating offices. Additionally, in February 2001, the Company received $12.0 million in a one-time advance payment. Excess PIP amounts received are required to be repaid to the Medicare program pursuant to a four-year repayment plan, as described below.

(b) The fiscal intermediary has completed audits for which the Company has received a Notice of Provider Reimbursement. These audits consist of substantially all branch operating location audits for fiscal 1999 and prior years thereto and home office audits through fiscal 1998. All years prior to fiscal 1999 are closed relative to substantially all field and home office operating location audits.

(c) The fiscal intermediary has not yet commenced an audit or is currently conducting audits for which no Notice of Provider Reimbursement has been received. The home office cost report audit has not yet been performed for fiscal 2001 or fiscal 2000 and no field audits have been conducted to date for fiscal 2001 or 2000. The Company has been notified that audits relative to fiscal 2001 and 2000 will not commence until after October 1, 2001. The fiscal 1999 home office audit is in progress. Based upon the results of those audits conducted for prior years, together with the results of mediation hearings between HCFA and the Company to date, the Company believes that the estimated accrual for the open audit periods is adequate.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

9.  MEDICARE AND MEDICAID LIABILITIES (CONTINUED)
(d) Medicaid liabilities consist of third party liability ("TPL") to state Medicaid agencies which have challenged the eligibility of individuals for whom services were provided. The related claims are being reviewed by the state encompassing years prior to fiscal 1998 for which the Company has been paid. The Company has reached a settlement for a portion of its TPL and is continuing to negotiate to resolve amounts payable to these state agencies. In fiscal 2001 and 2000, total payments of $3.0 million and $3.6 million were made, offset by $600 thousand and $900 thousand of increased liabilities, respectively.

(e) The Company has obtained payment terms which require repayment equal to 25% of current remittances.

(f) The state Medicaid agencies have not yet commenced an audit or are currently conducting audits for which no notice of repayment has yet been received. Based upon the results of those audits conducted for prior years, the Company believes that the reserve provided for the open audit periods is adequate.

    In May 2001, the Company obtained an amendment to its repayment agreement ("the Agreement") from HCFA for the repayment of all excess PIP amounts and all audit liabilities relative to periods through February 28, 2001. The Agreement, as amended, revised the terms of a prior repayment agreement reached in December 1999, resulting in reduced monthly payments in earlier periods and an extension of the maturity date of the repayment plan. The Agreement, as amended, provides for aggregate, monthly payments of principal and interest from June 2001 through May 2005. The required monthly payments are $750 thousand in June 2001 through February 2002, $1.0 million in March 2002 through
November 2002, $1.5 million in December 2002 through May 2004 and $1.75 million in June 2004 through May 2005. Any remaining liabilities as of May 2005 for periods covered by the Agreement will then be paid in a balloon payment, the amount of which is to be determined no later than March 1, 2005. Any overpayments or audit liabilities that are successfully appealed by the Company are being subtracted from the total amounts owed. Interest is accrued from the date of each assessment at the government rate of interest (currently at 13.75% per annum). United Government Services LLC ("UGS"), a fiscal intermediary for HCFA, collects amounts due under the repayment plan by offsetting against current remittances due to the Company. UGS has offset $10.2 million during fiscal 2001, including $4.2 million of excess PIP and $6.0 million related to field and desk audits. If no Medicare accounts receivable are available for offset as amounts become due under the repayment plan, then all remaining amounts owed pursuant to the repayment plan may become immediately due and payable.

    The current and long-term portions of the Company's Medicare liabilities have been allocated based upon the terms of the Medicare repayment agreement. The current and long-term portions of the Company's Medicaid liabilities have been classified as current liabilities except where the Company has obtained payment terms.

    The Company continues to appeal many audit issues and engages outside professional advisors to support the Company's positions on these issues. The Company anticipates that any resolution of the appeals may take up to several years and is unable to predict the ultimate outcome of matters for all

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

9. MEDICARE AND MEDICAID LIABILITIES (CONTINUED) open audit periods. Based upon the results of audit findings to date, no adjustment is needed to the aggregate amount of Medicare and Medicaid liabilities in the accompanying consolidated financial statements.

10.  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                            FEBRUARY 28/29,
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
Borrowings under credit facility (a)....................  $ 65,694   $ 38,377
Obligations under capital leases (b)....................     7,201      9,794
Notes payable related to acquisitions (c)...............     3,193      3,323
Other notes payable (d).................................     3,718      3,318
Notes payable -- trade vendors (e)......................     2,854      4,411
                                                          --------   --------
Total...................................................    82,660     59,223
Less current portion....................................   (72,924)   (44,249)
                                                          --------   --------
Long-term debt (f)......................................  $  9,736   $ 14,974
                                                          ========   ========

------------------------

(a) The Company finances its operations through an accounts receivable purchase program with an entity which provides health care accounts receivable financing. Under the program, the Company may sell to an affiliate of such entity up to $85 million of the Company's eligible accounts receivable. The maximum permitted amount of accounts receivable which can be purchased was increased in November 2000, to $85 million from $60 million, for which the Company paid $500 thousand. Additionally, upon establishing the financing program in December 1999, the Company paid approximately $1.1 million in non-refundable fees and granted to its financing source, to the extent permitted by law, a security interest in substantially all of the Company's trade accounts receivable. The Company has obtained net funding of $65.7 million and $38.4 million as of February 28, 2001 and February 29, 2000, respectively. Of the amounts realized, approximately $18.1 million was paid to the Company's prior senior lending institution and the balance is being used for payments on other indebtedness and for working capital purposes.

    The financing arrangement provides for the Company's sale of accounts receivable pursuant to a sale and subservicing agreement. Under the terms of the agreement, the Company continues to bill customers, collect receipts and process the related accounts receivable. The sale of such accounts receivable has been reflected as a secured financing transaction in the Company's financial statements. Such sale, if challenged, may or may not put such receivables beyond the reach of the Company. The Company has a repurchase obligation in accordance with the terms of the agreement. The amounts outstanding under the financing arrangement have been classified as current liabilities, pursuant to the provisions of Consensus 95-22 issued by the Financial Accounting Standards Board Emerging Issues Task Force.

    The financing program is for an initial term of three years ending December 31, 2002. Under the terms of the financing program, the Company sells its eligible trade accounts receivable for which

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

10.  LONG-TERM DEBT (CONTINUED)
    the Company receives in cash approximately 80% of eligible receivables, less certain fees and reserves. As cash is collected from trade customers, the remaining 20% of the sale price of accounts receivable are paid to the Company. Eligible receivables are defined as certain trade accounts receivable which have been outstanding for less than 180 days. The financing agreement contains certain financial covenants which, among other things, provide for a maximum level of allowable net loss before income taxes. The Company obtained waivers from the financing facility to provide adequate relief from the maximum net loss covenant for fiscal 2001 and 2000. The Company pays a program fee of 11.5% per annum on the outstanding amount of eligible receivables. The financing agreement provides for the financial institution to purchase such receivables up to specified aggregate limits so long as the receivables meet certain qualitative and quantitative criteria and the Company is in compliance with the terms of the agreement. There have been no events of default under the terms of the agreement, as amended, thereby permitting on-going funding of operations.

    The Company's consolidated balance sheet reflects a working capital (deficit) of ($47.1) million and total stockholders' equity (deficit) of ($82.0) million at February 28, 2001. In addition, the Company has incurred losses in each of the three years ended February 28, 2001. Management continues to pursue various strategies, including but not limited to, obtaining additional financing, cost reductions, change in revenue mix and negotiating with new and existing payor sources. The Company believes that cash provided by operations, which is expected to improve as a result of the change to PPS which became effective October 1, 2000, together with the availability of financing as described in the preceding paragraph, will provide adequate funds for the Company's current level of operations and debt obligations through February 2002.

(b) At February 28, 2001, the Company had capital lease agreements for computers and other equipment through December 2004. The Company's capital lease obligations includes a six-year lease agreement in the amount of $10.3 million which requires average monthly installments of $239 thousand through December 2003 and $183 thousand per month, thereafter. The net aggregate carrying value of the assets under capital leases and a secured term loan (see d. below) was approximately $9.5 million and $10.2 million at February 28, 2001 and February 29, 2000, respectively, and such amounts are included in Fixed Assets.

(c) At February 28, 2001, the Company had an aggregate outstanding balance of notes payable related to acquisitions of $3.2 million. The notes payable bear annual interest from 7.50% to 10.00% and have maturity dates through September 2010.

(d) At February 28, 2001, the Company had an aggregate outstanding balance of $3.7 million under two separate term loans. The first of these term loans has an outstanding balance of $2.7 million at February 28, 2001. The loan was obtained to refinance a series of equipment leases and is secured by certain computer equipment previously provided as collateral under those leases with the same lending institution. The Company paid $84 thousand per month through April 2001 and is required to pay $120 thousand per month from May 2001 through April 2003. This term loan bears annual interest at 10.0% and matures in April 2003. The second term loan relates to

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

10.  LONG-TERM DEBT (CONTINUED)
    proceeds received in May 2000 from an outside investor. As consideration for the amount received, the Company issued a subordinated promissory note payable in the amount of $1.0 million and warrants to purchase 333,333 shares of TLCS common stock. The note payable bears interest at 8% per annum and requires 36 monthly principal payments of approximately $12 thousand each from January 2002 through December 2004 with the remaining principal balance of approximately $571 thousand payable on January 1, 2005. Interest was accrued from May 31, 2000 and is being paid monthly from January 2001 until the outstanding principal is paid. The warrants are exercisable at $.20 per share and expire on January 1, 2005.

(e) The Company has separate unsecured promissory notes payable to approximately 25 trade vendors for which the aggregate balances at February 28, 2001 and February 29, 2000 were approximately $2.9 million and $4.4 million, respectively. These notes were signed to obtain extended payment terms. These notes have interest rates ranging from zero to 13% (weighted average rate of 8.5%) with maturity dates through June 2002.

(f) Repayments of long-term debt at February 28, 2001 are due as follows:

                                                 OBLIGATIONS
                                                    UNDER
                                                   CAPITAL      OTHER
YEARS ENDING FEBRUARY                              LEASES        DEBT      TOTAL
---------------------                            -----------   --------   --------
2002...........................................     $3,023     $69,901    $72,924
2003...........................................      2,469       2,178      4,647
2004...........................................      1,560       1,291      2,851
2005...........................................        149         272        421
2006...........................................         --         289        289
Thereafter.....................................         --       1,528      1,528
                                                    ------     -------    -------
Total..........................................     $7,201     $75,459    $82,660
                                                    ======     =======    =======

11.  OTHER LIABILITIES

    Other liabilities consist of the following:

                                                                FEBRUARY 28/29,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Accrued litigation (a)......................................   $1,900     $2,431
Rent escalation liability (b)...............................      527        631
Other.......................................................      104        100
                                                               ------     ------
Total.......................................................   $2,531     $3,162
                                                               ======     ======

------------------------

(a) Loss accrual for the aggregate, estimated amount to settle or litigate open legal matters.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

11.  OTHER LIABILITIES (CONTINUED)
(b) The lease on the Company's corporate headquarters requires scheduled rent increases through September 30, 2005. A rent escalation liability is recorded for the amounts required to record the expense of this lease on a straight-line basis over the life of the lease, in excess of payments made. The balance of this liability was $719 thousand and $822 thousand at February 28, 2001 and February 29, 2000 of which $192 thousand and
    $191 thousand, respectively, was included in accrued expenses.

12.  INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                             YEARS ENDED
                                            ---------------------------------------------
                                            FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                2001            2000            1999
                                            -------------   -------------   -------------
Current:
Federal...................................       $  0            $  0          $(1,733)
State.....................................        100             100              139
Deferred..................................          0               0            7,705
                                                 ----            ----          -------
Total.....................................       $100            $100          $ 6,111
                                                 ====            ====          =======

    The provision for income taxes in fiscal 1999 consists of a valuation allowance of $26.9 million offset by potential tax benefits of $19.1 million resulting from losses incurred in that period. Such valuation allowance was recorded because management does not believe that the utilization of the tax benefits resulting from operating losses and other temporary differences are "more likely than not" to be realized, as required by SFAS 109. In fiscal 1999 the Company recorded an income tax receivable of $1.7 million, resulting from the carryback of net operating losses, which was received in fiscal 2000. As of February 28, 2001, the Company has a Federal net operating loss carryforward of approximately $37.6 million which if unused will expire in 2019 through 2021.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

12.  INCOME TAXES (CONTINUED)

    The deferred tax assets (liabilities) at February 28, 2001 and February 29, 2000 are comprised of the following:

                                                            FEBRUARY 28/29,
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
Current:
  Allowance for doubtful accounts receivable............  $  4,160   $  2,175
  Accruals not currently deductible.....................     5,090      5,137
                                                          --------   --------
                                                             9,250      7,312
  Valuation allowance...................................    (9,250)    (7,312)
                                                          --------   --------
    Current.............................................         0          0
                                                          --------   --------
Non-Current:
  Goodwill and intangible assets........................     3,629      6,260
  Accelerated depreciation..............................      (555)      (770)
  Accruals not currently deductible.....................     9,430     13,941
  Other assets (liabilities)............................       439        381
  Net operating loss carryforward.......................    12,938      4,471
                                                          --------   --------
                                                            25,881     24,283
  Valuation allowance...................................   (25,881)   (24,283)
                                                          --------   --------
    Non-current.........................................         0          0
                                                          --------   --------
    Total...............................................  $      0   $      0
                                                          ========   ========

    The following is a reconciliation of the effective income tax rate to the Federal statutory rate:

                                                             YEARS ENDED
                                            ---------------------------------------------
                                            FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                2001            2000            1999
                                            -------------   -------------   -------------
Federal statutory rate....................       34.0%           34.0%           34.0%
State and local income taxes, net of
  Federal income tax benefit..............       (4.1)           (2.8)            1.6
Write-off of goodwill and intangible
  assets..................................        0.0            (0.4)           (3.7)
Non-deductible spin-off costs.............        0.0            (1.5)            0.0
Goodwill amortization.....................       (1.0)           (0.8)           (0.2)
Valuation allowance.......................      (29.3)          (28.8)          (41.0)
Other.....................................       (0.4)           (0.3)            0.0
                                                -----           -----           -----
Effective rate............................       (0.8)%          (0.6)%          (9.3)%
                                                =====           =====           =====

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

13.  COMMITMENTS AND CONTINGENCIES

    Approximate minimum annual rental commitments for the remaining terms of the Company's noncancellable operating leases relating to office space and equipment rentals are as follows:

YEARS ENDING FEBRUARY
---------------------
2002...............................................  $ 4,516
2003...............................................    3,636
2004...............................................    3,071
2005...............................................    2,360
2006...............................................    1,216
Thereafter.........................................       19
                                                     -------
Total..............................................  $14,818
                                                     =======

    Certain leases require additional payments based upon property tax and maintenance expense escalation.

    Aggregate rental expense for fiscal 2001, 2000 and 1999 approximated $5.2 million, $6.0 million and $6.2 million, respectively.

    The Company has entered into employment agreements with several officers which require minimum aggregate payments of approximately $2.7 million, $2.2 million, $1.4 million, $1.3 million and $1.4 million over the next five fiscal years. Agreements with two executives provide, in the event of their death, for the continued payment of their compensation to their beneficiaries for the duration of their agreements. Additionally, certain officers have entered into agreements which provide that in the event of change in control of, and the discontinuance of such employee's employment, the Company will pay a lump sum amount of 2.99 times the average annual compensation paid to the employee during the five-year period immediately preceding the date of the discontinuance of employment.

    On December 21, 1998, H.L.N. Corporation, Frontlines Homecare, Inc., E.T.H.L., Inc., Phoenix Homelife Nursing, Inc., and Pacific Rim Health Care Services, Inc., former licensees (franchisees) of the Company for the territory comprising certain counties in and around Los Angeles, California and their holding company, instituted an action against the Company subsidiaries Staff Builders, Inc., Staff Builders International, Inc. and Staff Builders
Services, Inc., and certain executive officers of the Company in the Superior Court for the State of California, County of Los Angeles. The action was removed to United States District Court for the Central District of California on December 22, 1998. Plaintiffs filed a First and Second Amended Complaint in the Central District on January 8, 1999 and September 1, 1999, respectively, to challenge the termination of the four franchise agreements between the Company and certain of the named plaintiffs. The plaintiffs are seeking damages for violations of California franchise law, breach of contract, fraud and deceit, unfair trade practices, claims under the RICO, negligence, intentional interference with contractual rights, declaratory and injunctive relief and a request for an accounting. The plaintiffs have not specified the amount of damages they are seeking. Discovery is currently in process.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    On April 30, 1999, Nursing Services of Iowa, Inc., Helen Kelly, Geri-Care Home Health Inc. and Jacquelyn Klooster, two former home health care licensees of the Company and their principals in Des Moines and Sioux City, Iowa, respectively, commenced an action in the United States District Court for the Southern District of Iowa, Central Division against the Company's subsidiaries Staff Builders International, Inc., Staff Builders Services, Inc., Staff Builders, Inc., and certain executive officers of the Company. The action alleges claims under the RICO, claiming a series of deliberate and illegal actions designed to defraud Staff Builders' franchisees, as well as claims for negligence, breach of fiduciary duty, breach of contract, fraudulent misrepresentation and violation of the Iowa franchise law. The complaint seeks unspecified money damages, a claim for treble damages on the RICO claims and punitive and exemplary damages. Pursuant to the Company's motion, all of the RICO counts except for one count were dismissed by the Court. The Company's motion for summary judgment was granted on May 25, 2001, which reduced the lawsuit to one for breach of contract only.

    The Company is a defendant in several civil actions which are routine and incidental to its business. The Company purchases insurance in such amounts which management believes to be reasonable and prudent.

    Although the Company cannot estimate the ultimate cost of its open legal matters with precision, it has recorded a loss accrual of approximately
$1.9 million as of February 28, 2001 for the aggregate, estimated amount to litigate or resolve such matters. In the opinion of management, the outcome of pending litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

14.  STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

    Each holder of the Company's common stock is entitled to one vote for each share of common stock held by such person on the record date for a meeting of stockholders.

STOCK OPTIONS

    During fiscal 2000, the Company adopted a stock option plan (the "1999 Stock Option Plan") under which an aggregate of two million seven hundred fifty thousand shares (2,750,000) of common stock are reserved for issuance upon exercise of options thereunder. Options granted under this plan may be incentive stock options ("ISO's") or non-qualified options ("NQSO's"). Employees, officers, directors and consultants are eligible to participate in the plan. Options are granted at not less than the fair market value of the common stock at the date of grant.

    A total of 1,918,750 ISO's were granted under the 1999 Stock Option Plan, at a price of $.10, of which 1,897,750 remain outstanding at February 28, 2001. The options outstanding at February 28, 2001 have a weighted average remaining contractual life of 6.8 years.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

14.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    No options were exercised and 21,000 options were terminated during fiscal 2001. There were 946,376 options exercisable at February 28, 2001, at a price of $.10 per share, with a weighted average remaining contractual life of
6.8 years.

    The Company has adopted the disclosure provisions of the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Accordingly, no compensation expense has been recognized for the stock option plans. Information with respect to the stock option plans reflects the TLCS stock option plan for fiscal 2001 and 2000 and the SBLI stock option plans for fiscal 1999. Had the Company recorded compensation expense for the stock options based on the fair value at the grant date for awards in fiscal years ended 2001, 2000 and 1999 consistent with the provisions of SFAS 123, the Company's net (loss) and net (loss) per share would have reflected the following pro forma amounts:

                                                             YEARS ENDED
                                            ---------------------------------------------
                                            FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                2001            2000            1999
                                            -------------   -------------   -------------
Net (loss)
  -- as reported..........................     $(12,053)       $(15,046)       $(73,086)
Net income (loss)
  -- pro forma............................      (12,201)        (15,490)        (73,099)
Basic earnings (loss)
  per share -- as reported................        (1.02)          (1.27)          (6.31)
Basic earnings (loss)
  per share -- pro forma..................        (1.03)          (1.31)          (6.31)
Diluted earnings (loss)
  per share -- as reported................        (1.02)          (1.27)          (6.31)
Diluted earnings (loss)
  per share -- pro forma..................        (1.03)          (1.31)          (6.31)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal years 2001, 2000 and 1999, respectively: expected volatility of 80%, 80% and 142%; risk-free interest rate averaging 5.75%, 6.00% and 5.50%; and expected lives of 10 years for all.

STOCK WARRANTS

    In connection with the receipt of a $1.0 million loan (see Note 10), the Company granted warrants for the purchase of 333,333 shares of its common stock at $.20 per share. These warrants expire on January 1, 2005.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

14.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
COMMON SHARES RESERVED

    The following represents common shares reserved and available for issuance, at February 28, 2001, for options and warrants granted:

                                                                     AVAILABLE
                                                        RESERVED    FOR ISSUANCE
                                                        ---------   ------------
1999 Stock Option Plan................................  1,897,750     852,250
Stock Warrants........................................    333,333

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

15.  UNAUDITED QUARTERLY FINANCIAL DATA

    Summarized unaudited quarterly financial data for fiscal 2001 and 2000 are as follows (in thousands, except per share data):

                                                           FIRST      SECOND     THIRD      FOURTH
                                                          QUARTER    QUARTER    QUARTER    QUARTER
                                                          --------   --------   --------   --------
FISCAL 2001
Total revenues (1)......................................  $56,660    $56,198    $59,694    $67,537
                                                          =======    =======    =======    =======
Income (loss) from operations before interest, income
  taxes, depreciation and amortization..................  $  (524)   $  (551)   $ 1,265    $ 6,222
                                                          =======    =======    =======    =======
Net Income (loss) (1)...................................  $(4,667)   $(4,807)   $(3,583)   $ 1,004
                                                          =======    =======    =======    =======
Net Income (loss) per common share-basic................  $ (0.40)   $ (0.41)   $ (0.30)   $   .09
                                                          =======    =======    =======    =======
Net Income (loss) per common share-diluted..............  $ (0.40)   $ (0.41)   $ (0.30)   $   .09
                                                          =======    =======    =======    =======

                                                           FIRST      SECOND     THIRD      FOURTH
                                                          QUARTER    QUARTER    QUARTER    QUARTER
                                                          --------   --------   --------   --------
FISCAL 2000
Total revenues..........................................  $70,095    $65,732    $61,623    $58,239
                                                          =======    =======    =======    =======
Income (loss) from continuing operations before
  interest, income taxes, depreciation and
  amortization..........................................  $(1,555)   $(2,078)   $  (758)   $   858
                                                          =======    =======    =======    =======
Income (loss) from continuing operations (2)............  $(2,959)   $(4,042)   $(5,296)   $(4,179)
Income (loss) from discontinued operations (3)..........      775      1,476       (821)        --
                                                          -------    -------    -------    -------
Net (loss)..............................................  $(2,184)   $(2,566)   $(6,117)   $(4,179)
                                                          =======    =======    =======    =======
Net Income (loss) per common share-basic:
Income (loss) from continuing operations................  $ (0.25)   $ (0.34)   $ (0.45)   $ (0.35)
Income (loss) from discontinued operations..............     0.07       0.12      (0.07)        --
                                                          -------    -------    -------    -------
Net (loss)..............................................  $ (0.18)   $ (0.22)   $ (0.52)   $ (0.35)
                                                          =======    =======    =======    =======
Net Income (loss) per common share-diluted:
Income (loss) from continuing operations................  $ (0.25)   $ (0.34)   $ (0.45)   $ (0.35)
Income (loss) from discontinued operations..............     0.07       0.12      (0.07)        --
                                                          -------    -------    -------    -------
Net (loss)..............................................  $ (0.18)   $ (0.22)   $ (0.52)   $ (0.35)
                                                          =======    =======    =======    =======

------------------------

(1) The fourth quarter of fiscal 2001 was the first full quarter in which the Company provided Medicare services under PPS. The increase in revenue and profitability was primarily due to improved rates for services under PPS as compared to cost reimbursement previously provided under IPS.

         TENDER LOVING CARE HEALTH CARE SERVICES, INC. AND SUBSIDIARIES

YEARS ENDED FEBRUARY 28, 2001 ("FISCAL 2001"), FEBRUARY 29, 2000 ("FISCAL 2000")
                     AND FEBRUARY 28, 1999 ("FISCAL 1999")

 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED OTHERWISE AND PER SHARE AMOUNTS)

15.  UNAUDITED QUARTERLY FINANCIAL DATA (CONTINUED)
(2) During the third quarter of fiscal 2000, the Company recorded spin-off transaction related costs of $700 and a net loss from the disposal of fixed assets of $1.6 million.

(3) The results of operations of the discontinued operations reflect the period from March 1, 1999 through the spin-off date of October 20, 1999.

16.  CHANGE IN FISCAL YEAR-END

    During the fourth quarter of fiscal 2001, the Board of Directors voted unanimously to authorize the Company's senior officers to change the Company's fiscal year-end. On February 26, 2001, pursuant to authority granted by such vote, the senior officers determined that the Company would change its fiscal year-end to March 31 from February 28/29.

(A)  PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

The following unaudited pro forma combined condensed financial statements are derived from the historical financial statements of Med Diversified, Chartwell and TLCS and give effect to our acquisition of TLCS on November 28, 2001. The unaudited pro forma combined statements of operations for the nine months ended December 31, 2001 and the year ended March 31, 2001 reflect the TLCS acquisition as if it had occurred at the beginning of each respective period. The unaudited pro forma combined condensed balance sheet is not included since the actual combined condensed balance sheet has been included with Med Diversified's Form 10-Q for the period ended December 31, 2001 which was filed February 19, 2002. The unaudited pro forma combined statements of operations do not purport to be indicative of the results that would actually have been obtained if the combination had been in effect on the dates indicated, or that may be obtained in the future. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Med Diversified, and Tender Loving Care together with the related notes thereto.

The allocation of the purchase price of TLCS is preliminary and will be finalized upon completion of asset valuations. In addition, Med Diversified, Inc. is still evaluating certain obligations of TLCS prior to the acquisition and further adjustments to the preliminary purchase price may result.

In accordance with Statement of Financial Accounting Standards 141 and 142, the goodwill arising from this transaction is not amortized but will be subject to annual analysis for impairment.

Med Diversified acquired the stock of Tender Loving Care Health Care Services, Inc. ("TLCS") for aggregate consideration of approximately $115.1 million which consists of the following:

                                                                         $(000)

Purchase of 14,609,653 shares at $1.00 per share                       $14,620

Payments to TLCS senior executives pursuant to merger agreement          2,929

Vested options and warrants                                              2,609
                                                                       -------
Adjusted purchase price                                                 20,158

Net liabilities assumed                                                 94,988
                                                                      --------

Total                                                                 $115,146
                                                                      ========

The net liabilities assumed of $95.0 million include the TLCS net book value deficit of $93.5 million and $1.5 million of acquisition related costs incurred.

Unaudited Proforma Combined Statement of Operations
For the Nine Months Ended December 31, 2001
[$000]

                                                                                                                           Med
                                                                               Chartwell Diversified      TLCS, INC.   Diversified,
                                                      Chartwell                     SERVICES, INC.         Proforma        Inc.
                                          Med        Diversified                 Proforma Adjustments     Adjustments    Proforma
                                   Diversified(7) Services, Inc.(8)   TLCS         DR            CR      DR        CR    Combined
TOTAL REVENUES                          $84,460        $36,479      $199,705         $0         $0        $0       $0   $320,644

OPERATING EXPENSES:
Cost of sales                            60,011         24,777       103,047          0          0         0        0    187,835
General and administrative               98,578         13,789        91,301      6,150  [4]     0    17,173   [4]  0    226,986
expenses
Total operating expenses                158,589         38,566       194,348      6,150          0    17,173        0    414,821

Income (loss) before interest,
depreciation, amortization and
   income taxes                         (74,129)        (2,442)         4,942     (6,150)        0   (17,173)       0    (94,177)

Interest and other expense               14,960          1,930          8,936      7,003 [5]     0     1,270   [5]  0     42,865
Depreciation and amortization             3,812            355          3,294      4,770 [1]     0       930   [1]  0     13,161

Inc. (loss) before minority interest,   (92,901)        (4,372)       (6,192)   (21,424)         0   (19,373)       0   (150,203)
equity in earnings of unconsolidated
subsidiaries and income taxes

Equity in earnings (loss) from           (2,165)          (895)            0          0          0         0        0     (3,060)
unconsolidated subsidiaries

Income Tax Expense (Benefit)                  0         (1,705)           50      1,705  [6]     0         0       75  [6]     0
Minority Interest, net                     (696)            17             0          0          0         0        0       (679)

Net income (loss) from continuing
operations                             ($90,040)       ($1,789)     ($12,216)  ($23,129)        $0  ($19,373)     $75  ($146,464)

Net income (loss) per share from
continuing operations                    ($1.06)                                                                          ($1.04)

Weighted average shares                  85,224                       55,000                                             140,224
outstanding




          Unaudited Proforma Combined Statement of Operations
          For the Fiscal Year Ended March 31,
          2001
          [$000]

                                                                                                                           Med
                                                                              Chartwell Diversified      TLCS, Inc.   Diversified,
                                                    Chartwell                     Services, Inc.          Proforma         Inc.
                                         Med       Diversified                 Proforma Adjustments      Adjustments     Proforma
                                     Diversified Services, Inc. (2) TLCS (9)    DR              CR       DR        CR   Combined
TOTAL REVENUES                          $87,997       $65,832      $240,089        $0           $0        $0        $0  $393,918

OPERATING EXPENSES:
Cost of sales                            63,200        23,891       135,081         0            0         0         0   222,172
General and administrative               71,431        40,109        98,596     6,200  [4]       0    19,107   [4]   0   235,443
expenses
Total operating expenses                134,631        64,000       233,677     6,200            0    19,107         0   457,615

Income (loss) before interest,
depreciation, amortization and
   Income taxes                         (46,634)        1,832         6,412    (6,200)           0   (19,107)        0   (63,697)

Interest and other expense                1,138           171        13,750    14,005  [5]       0     2,539  [5]    0    31,603
Depreciation and amortization             9,988           736         4,615     6,360  [1]       0     1,240  [1]    0    22,939
Restructuring, impairment and           202,660             0             0                      0         0         0   202,660
other costs

Inc. (loss) before minority interest,  (260,420)          925       (11,953)  (26,565)           0   (22,886)        0  (320,899)
equity in earnings of unconsolidated
subsidiaries and income taxes

Equity in earnings (loss) from                0          (835)            0         0            0         0         0      (835)
unconsolidated subsidiaries

Income Tax Expense (Benefit)                  0           842           100         0  [6]     842         0  [6]  100         0
Minority Interest, net                   (1,603)           68             0         0            0         0         0    (1,535)

Net income (loss) from continuing
operations                            ($258,817)         $850      ($12,053) ($26,565)        $842  ($22,886)     $100 ($318,529)

Net income (loss) per share from
continuing operations                    ($3.25)                                                                          ($2.37)

Weighted average shares outstanding      79,587                                55,000                                    134,587

     NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

[1] Represents estimated amortization expense of intangible assets arising from the purchase of TLCS and Chartwell. The allocation of purchase price on these deals is preliminary and will be finalized upon completion of appraisals.

[2] Represents Chartwell diversified services operations from their commencement (August 2000) through March 31, 2001.

[3]  Not used.

[4]  Reflects compensation expense associated with management contracts.

[5] Reflects indebtedness incurred and associated interest expense to finance the transaction.

[6]  Reflects the elimination of income tax expense or benefit.

[7] Med Diversified includes the results of operations of Chartwell from August 6, 2001 through December 31, 2001.

[8] Chartwell Diversified services results of operations from April 1, 2001 through August 6, 2001.

[9]  Year ended February 28, 2001.

EXHIBITS.

Exhibit
Number

(c) EXHIBITS.

     Exhibit
     Number               Description                         Location

     23 Consent of Independent Public Accountants Filed electronically herewith

(a) (1) (a)                Offer to Purchase dated October 29, 2001. *

(a) (1) (b)                Letter of Transmittal dated October 29, 2001. *

(a) (1) (c)                Notice of Guaranteed Delivery. *

(a) (2) (a)                Joint press release issued by the Company and Parent
                           on October 19, 2001 announcing the intention of the Purchaser to commence the Offer (incorporated by reference to the Schedule TO-C filed by Parent and Purchaser on October 19, 2001). *

(a) (2) (b)                Joint Press Release issued by Parent and company
                           announcing the commencement on October 29, 2001, of the Offer. *

(a) (2) (c)                Letter to Stockholders. *

(a) (2) (d)                Press Release issued by Parent announcing the
                           expiration and close of the Offer on November 27, 2001. *

(a) (5) (1)                Letter to Brokers, Dealers, Commercial Banks, Trust
                           Companies and Other Nominees. *

(a) (5) (2)                Letter to Customers/Clients. *

(a) (5) (3)                Guidelines for Certification of Taxpayer
                           Identification Number on Substitute Form W-9. *

(b)                        Not Applicable.

(c)                        Not Applicable.

(d) (1) Agreement and Plan of Merger and Reorganization, dated October 18, 2001, by and among the Company, Purchaser and Parent. *

(d) (2) Confidentiality Agreement, dated September 25, 2001, y and between the Company and Parent. *

(d) (3) Stock Option Agreement, dated October 18, 2001, by and among the Company, Purchaser and Parent. *

(d) (4) Shareholder Agreement, dated October 18, 2001, by and among the Purchaser, Parent and certain Shareholders of Company. *

(d) (5) Employment Agreement between the Company and Stephen Savitsky dated October 18, 2001. *

(d) (6) Employment Agreement between the Company and Dale Clift dated October 18, 2001.

(d) (7) Employment Agreement between the Company and David Savitsky dated October 18, 2001. *

(d) (8) e-MedSoft.com Warrant Agreement dated October 18, 2001 - Stephen Savitsky. *

(d) (9)                    e-MedSoft.com Warrant Agreement dated October 18,
                           2001 - Dale R. Clift. *

(d) (10) e-MedSoft.com Warrant Agreement dated October 18, 2001 - David Savitsky. *

(d) (11) Letter Agreement dated October 18, 2001 among Company, Stephen Savitsky, Dale R. Clift and David Savitsky. *

(d) (12)                   Letter dated October 18, 2001 by Med Diversified. *

(d) (13) Amendment to Employment Agreement with Stephen Savitsky, dated as of November 8, 2001, between Tender Loving Care and Stephen Savitsky. *

(d) (14) Amendment to Employment Agreement with David Savitsky, dated as of November 8, 2001, between Tender Loving Care and David Savitsky. *

(d) (15) Amendment to Agreement, dated as of November 8, 2001, by and among Tender Loving Care, Stephen Savitsky, Dale R. Clift and David Savitsky. *


     99.1   Press release, issued on November 28, 2001, by Med Diversified.*

     99.2   Notice of Exercise of "Top-Up" Option. *



* Previously Filed


ITEM 8:  CHANGE IN FISCAL YEAR

         Not Applicable

ITEM 9:  REGULATION FD DISCLOSURE

         Not Applicable

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       e-MedSoft.com



Dated: February 11, 2002                By:/s/ Frank P. Magliochetti
                                          -------------------------------
                                                  Chief Executive Officer

Dated: February 11, 2002                By:/s/ George A. Kuselias
                                          -------------------------------
                                                  Chief Financial Officer